Exhibit (c)(4)

Presentation to

The Special Committee of the Board of Directors of Green

April 22, 2003

Update on Discussions with Blue

Following our meetings on April 3rd, Merrill Lynch informed Blue on April 4th of the Special Committee’s decision to reject Blue’s latest proposal of $10.50 to $10.65 per share

On April 10th, Blue contacted Merrill Lynch and communicated a revised offer price range of $10.90 to $11.10

Blue also communicated the possibility that Cyan would potentially participate as an equity investor in the transaction

Based on this proposal, we have entered into due diligence and contract negotiation with Blue, Cyan and their financing sources

Two-day offsite due diligence meeting April 15-16th

Contract mark-up delivered by Fulbright & Jaworski on April 17th

Site visits scheduled for April 22nd

Evaluation of Revised Blue Proposal

$10.90 to $11.10 represents:

Premium A premium of 55.0%—57.9% over the April 21st, 2003 closing price of $7.03

A premium of 8.5% to 10.4% over the 52 week high ($10.05)

Trading Range

A premium of 32.9% to 35.4% over the 52 week average ($8.20)

A premium of 75.8% to 79.0% over the 52 week low ($6.20)

P/E Multiple A multiple of 16.0 to 16.3x First Call 2003 EPS ($0.68)

A multiple of 14.3 to 14.6x Management Base Case 2003 EPS ($0.76)

EBITDA Multiple A multiple of 6.3 to 6.4x 2002 EBITDA ($189.3 million)

Relative to Levered Recapitalization A multiple of 5.7 to 5.8x 2003 Management Base Case EBITDA ( $210.6 million)

A premium of 33.6% to 36.0% over “Scenario I” Recap value ($8.16)

A premium of 21.8% to 24.0% over “Scenario II” Recap value ($8.95)

Summary Valuation of Strategic Alternatives (1)

Dollars per Share(1) Based on Actual Historical and Wall Street Estimates Based on Management Projections(4)

$16.00

$14.00

$12.00

$10.00

$8.00

$6.00

$4.00

$2.00

$0.00

$10.05 $6.20 $11.25 $7.25 $8.25 $5.75 $9.75 $7.75 $14.00 $9.50 $9.75 $6.75 $10.75 $7.50 $7.75 $5.75 $12.25 $8.75 $9.50 $7.50 Midpoint Blue Offer: $11.00 Current: $7.03

Trading History Public Comparables Premiums Paid(2) Discounted Cash Flow(3) LBO Value

52-Week High / Low Based on FY2002A EBITDA of $189.3 mm Multiple: 4.5x—6.5x Based on FY2003E EPS of $0.68 P/E Multiple: 8.5x—12.0x Precedent Transactions Final Offer as a Premium to Price 1 Day Prior ($7.03): 10%—40% Discount Rate: 12.0%—14.0% Terminal Value: 4.5x—6.5x 2007 EBITDA Discount Rate: 12.0%—14.0% 3.0%—4.0% Perpetual Growth 20%—30% 5 Year IRR 4.25x Debt/LTM EBITDA 2007 Exit @ 4.5x—6.5x 2007 EBITDA

Management Base Case Blue Downside Case

(1) Diluted equity value per share as of 3/31/03 calculated using net debt of $166.6 mm and diluted shares outstanding of 94.8 mm.

(2) Shown relative to Green closing stock price of $7.03 on April 21, 2003.

(3) Discounted to 3/31/03.

(4) “Management Base Case” figures provided by Green Management; “Downside Case” figures provided by Blue.

Review of Select Comparable Companies

($in Millions, Except Per Share Data)

Market Cap/ 5-Yr EPS

Price % of 52 Market Market P/E (3) P/E/G EBITDA(4) Growth Analyst

Company 4/21/03 Wk High Value(1) Cap(2) 2003 2004 2003 2002 2003 Rate(3) Coverage

Physician Practice Management

Pediatrix Medical $27.01 55.6% $721 $651 8.5x 7.4x 0.39x 5.7x 4.9x 22% 7

Orthodontic Centers of America 4.91 16.9% 247 359 3.9 3.9 0.33 2.9 2.8 12% 6

Mean 6.2x 5.7x 0.36x 4.3x 3.8x 17%

Median 6.2 5.7 0.36 4.3 3.8 17%

Surgical Centers

Amsurg $24.32 71.8% $510 $554 17.0x 14.0x 0.77x 5.4x 4.4x 22% 10

United Surgical Partners 17.02 49.1% 468 724 17.2 13.4 0.69 8.8 7.4 25% 9

MedCath 4.50 21.0% 81 313 12.2 10.0 0.61 4.0 3.5 20% 5

Mean 15.5x 12.4x 0.69x 6.1x 5.1x 22%

Median 17.0 13.4 0.69 5.4 4.4 22%

Green $7.03 70.0% $664 $856 10.3x 9.1x 0.69x 4.5x 4.4x 15% 5

(1) Based on diluted shares outstanding using the treasury stock method.

(2) Market Capitalization = Market Value + Debt + Preferred Stock + Minority Interest—Cash. (3) EPS estimates and growth rate estimates from First Call as of April 21, 2003.

(4) EBITDA estimates based on Merrill Lynch and Wall Street research.

Relative Value Comparison of Strategic Alternatives

Illustrative Share Value (1)

Leveraged Recapitalization Scenarios

$12.00

$10.00

$8.00

$6.00

$4.00

$2.00

$0.00

$7.03 $7.99 $7.03 $4.46 $9.11 $8.16 $5.83 $9.82 $8.95 $6.67 $11.10 $10.90

Current Stock Price Status Quo Scenario 1 (2) Scenario 2 (3) LBO by Blue

Blue Downside Case Street Estimates Management Base Case

(1) Status quo and leveraged recapitalization share value calculated on weighted average of pro forma share price and purchase price of shares bought back. Pro forma share price calculated using 2004 P/E multiple of 9.1x (2004 EPS of $0.77 from First Call).

(2) Assumes solicitation of consent from current bondholders to incur $125 mm incremental indebtedness. New debt plus existing cash used to repurchase $200 mm of stock at 15% premium.

(3) Assumes new capital structure at 3.5x net debt/2002 EBITDA. $400mm used to repurchase shares. Assumes share buyback at 25% premium.

Summary of Proposed Merger Agreement

Proposed Transaction: ??Blue will acquire 100% of the stock of Green in an all cash transaction

Covenants/Other: ??No shop provision in effect from date of Agreement to the Effective Time

??Exception triggered in event that a third party makes a Superior Proposal

??In event of Superior Proposal, Green must disclose to Blue the identity of person making the Superior Proposal, the terms of alternate proposal, obtain confidentiality agreement from third party prior to disclosing any information, and provide to Blue copies of all correspondence and other written material provided to Green by a third party that describes terms or conditions of the Superior Proposal

??Green must provide 72 hours notice to Blue of plans to change recommendation or terminate the agreement to accept a Superior Proposal

??Board of Directors and Company may not withdraw the recommendation for the Merger unless required to comply with fiduciary duty to stockholders under applicable law

??Section 251 provision – requiring merger to be submitted to Green shareholders for a vote (unless terminated for a Superior Proposal)

Blue Conditions:

Key Closing

Conditions: ??No Green Material Adverse Effect

??Green to obtain necessary third-party consents (leases, licenses, customer contracts, etc.), subject to materiality threshold

??Blue’s ability to obtain satisfactory financing ??

“Drop Dead” date of September 30, 2003

Termination:

??Fiduciary out for Green board (for Superior Proposal), subject to Blue’s ability to match Termination Fee ??

$25 million plus expenses of up to $5 million payable by Green to Blue (Blue has verbally agreed to reduce this fee to $10 million plus expenses of up to $1 million)

??Fee payable in event transaction is terminated to accept a Superior Proposal, if Buyer terminates because of a breach by Green of its reps or covenants

??Fee also payable if the drop-dead date occurs, or Green stockholders vote down the deal, and (i) prior to termination a third party has made an acquisition proposal and (ii) Green enters into, or consummates, an acquisition transaction

??Bona fide written offer for substantially all of the shares of Green Common stock or of substantially all of the assets of Green, where:

Definition of Superior Proposal: ??Board of Directors determines in good faith that offer result in a transaction more favorable to the stockholders of the Green from a financial point of view than the proposed Green/Blue Merger

??Third Party making offer must have reasonable probability of obtaining the necessary funds to consummate the proposed transaction

??Third party must have ability to consummate transaction without undue delay